News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080

Wednesday, February 13, 2008

USA Mobility Declares Quarterly Cash Distribution

Alexandria, VA (February 13, 2008) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced that its Board of Directors has declared a regular quarterly cash distribution of $0.65 per share of common stock. The distribution will be paid on March 13, 2008 to stockholders of record on February 25, 2008. The Company expects the entire amount of the distribution to be paid as a return of capital.

About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to more than 70 percent of the Fortune 1000 companies.  The Company operates nationwide networks for both one-way paging and advanced two-way messaging services. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry devices and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

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